Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Announces Preliminary Third Quarter Results

SAN DIEGO, April 21, 2005 – Overland Storage, Inc. (NasdaqNM: OVRL) today said it expects revenue for the fiscal third quarter ended March 31, 2005 to be approximately $58 million, below its previous guidance of $62 million issued in early February 2005. Net income per diluted share, which includes approximately $1.2 million of pretax outsourcing charges, is expected to be approximately $0.09. Excluding the $0.04 per share impact of such outsourcing charges, pro forma net income per diluted share is expected to be approximately $0.13, rather than within the range of $0.17 to $0.19 as originally forecast. Pro forma results are presented to provide a more complete view of the company’s financial results in light of the costs associated with the outsourcing of all manufacturing, as announced in September 2004. These charges are expected to continue through the 2005 fourth quarter, when the outsourcing transition will be complete. See “Non-GAAP Financial Measures” below.

The company explained that the revenue shortfall against guidance resulted from softness in both its branded and OEM sales channels. In comparison to the third fiscal quarter of 2004, total revenue was essentially flat, though there was a significant shift between OEM and branded sales. OEM sales were down approximately 11 percent and branded channel sales grew 21 percent.

“Though disappointed with the results this quarter, and what appears to be a soft patch in the economy, we are optimistic that IT spending will step up. And, we believe a key IT focus will be on adding disk-based solutions to existing systems,” stated Christopher Calisi, president and chief executive officer of Overland Storage. “Our third quarter operating expenses came in on plan. At this point, we are investing in building our REO software development team and augmenting our sales and marketing efforts to promote the future of Overland and our family of disk-based appliances. We are focused on developing and launching new products to capitalize on this emerging technology and the growing demand from IT departments for disk-based appliances.”

The company will report full results for its third quarter and first nine months of fiscal 2005 ended March 31, 2005 on May 2, 2005.

Non-GAAP Financial Measures

To supplement the results in accordance with GAAP, the company has included Pro Forma financial information that excludes the transition charges related to outsourcing all of the company’s manufacturing to Sanmina-SCI, a contract manufacturer. Overland entered into a manufacturing service agreement with Sanmina-SCI on November 23, 2004 and plans to complete the transfer of all products to Sanmina-SCI by June 30, 2005. Over the second, third and fourth quarters of fiscal year 2005 Overland expects to incur a total of between $2.5 million and $3.0 million of pretax charges related to the transition. These charges will be comprised of termination benefits for approximately 135 employees, writedowns for excess facilities and other out-of-pocket expenses incurred in connection with the transition. Because these are one-time charges that will not be repeated in subsequent fiscal years, the company believes the pro forma results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include such charges. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues. Accordingly, these pro forma results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 25th year, Overland Storage continues to deliver world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions are designed for midrange-computer environments. These include NEO SERIES™, the award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage, and REO SERIES™, the disk-based backup and recovery acceleration appliance. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause our expected results of operations for the quarter ended March 31, 2005 to differ from expectations include completion of our quarter end accounting procedures and review of our results by our independent registered public accounting firm. Factors that could affect expectations for our REO disk-based appliances and other new product introductions include the general market acceptance of disk-based appliances, the timing and market acceptance of new REO software PACs by the company; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; competition and price pressures in the marketplace; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series and NEO Series are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555